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                                                                    Exhibit 23.1

               Consent of Ernst & Young LLP, Independent Auditors

   We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-1022, 333-50619 and 333-60587) pertaining to the Visio
Corporation 1990 Stock Option Plan, the Visio Corporation 1995 Long-term Incentive Compensation Plan, Visio Corporation 1995 Stock Option Plan for Nonemployee Directors, and the Visio Corporation 1995 Employee Stock Purchase Plan, and the Visio Corporation (formerly Kaspia Systems, Inc.) 1996 Stock Option Plan of our report dated October 22, 1999, with respect to the financial statements and schedule of Visio Corporation included in the Annual Report (Form 10-K) for the year ended September 30, 1999.

                                          /s/ Ernst & Young LLP


Seattle, Washington
December 29, 1999